EXHIBIT 99.12

Second Written Consent of Stockholders in the form proposed to be adopted after the Annual Meeting

THIS WRITTEN CONSENT IS NOT A SOLICITATION AND NO OTHER STOCKHOLDER OF THE CORPORATION OTHER THAN THE PARTIES EXECUTING THIS WRITTEN CONSENT OR PERSONS PREVIOUSLY CONTACTED BY ZELNICKMEDIA CORPORATION IS PERMITTED TO JOIN THIS WRITTEN CONSENT.

SECOND WRITTEN CONSENT
OF THE
STOCKHOLDERS
OF
TAKE-TWO INTERACTIVE SOFTWARE, INC.
IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS

Pursuant to Article II, Section 11 of the By-laws of Take-Two Interactive Software, Inc. (the “Corporation”), the undersigned, being the holders of a majority of the outstanding voting stock of the Corporation, hereby consent to the adoption of, and do adopt, the following resolutions:

RESOLVED, that the next six resolutions set forth in this Written Consent regarding the removal and election of directors shall be effective only if each of Grover C. Brown, Michael Dornemann, Benjamin Feder, John F. Levy, Jon J. Moses, Michael James Sheresky and Strauss Zelnick are not elected as and declared to be directors at the annual meeting of stockholders of the Corporation scheduled to be held on March 23, 2007.

RESOLVED, that the following persons hereby are removed as directors of the Corporation, effective immediately:

Robert Flug Paul Eibeler

RESOLVED, that Strauss Zelnick hereby is elected as a director of the Corporation, to hold office until his successor is elected or until his earlier death, resignation or removal, effective immediately.

RESOLVED, that the size of the board of directors of the Corporation hereby is reduced to five (5), effective immediately.

RESOLVED, that as oft 9:00AM, Eastern time, on April 6, 2007, each member of the board of directors of the Corporation, other than Strauss Zelnick, hereby is removed.

RESOLVED, that as of 9:00AM, Eastern time, on April 6, 2007, the size of the board of directors of the Corporation hereby is increased to seven (7),

RESOLVED, that as of 9:00AM, Eastern time, on April 6, 2007, the following persons are elected as directors of the Corporation to fill existing vacancies on the board of directors, each such person to hold office until his successor is elected or until his earlier death, resignation or removal:

Grover C. Brown Michael Dornermann

Benjamin Feder John F. Levy Jon J. Moses Michael James Sheresky

RESOLVED, that Strauss Zelnick hereby is appointed as non-executive chairman of the board of directors of the Corporation, effective immediately.

RESOLVED, that the undersigned recommend that the board of directors of the Corporation, as constituted immediately after 9:00AM, Eastern time, on April 6, 2007, shall hold its first meeting promptly after April 6, 2007, but in no event later than April 16, 2007.

RESOLVED, that undersigned recommend that the board of directors of the Corporation adopt and approve the execution, delivery and performance of the Management Agreement between ZelnickMedia Corporation and the Corporation in the form attached hereto as Exhibit A and the terms thereof, including without limitation all provisions relating to amounts payable to ZelnickMedia Corporation in cash and equity under such Management Agreement, including reimbursement of all expenses of ZelnickMedia Corporation as set forth therein.

RESOLVED, that the undersigned recommend that the Company reimburse ZelnickMedia Corporation, upon request, for all of its reasonable expenses, costs and other third party fees (including, without limitation, reasonable fees and disbursements of counsel) incurred or to be incurred by ZelnickMedia Corporation, its directors, officers, employees, counsel, agents and representatives in connection with, relating to or arising out of the matters described by and relating to this Written Consent.

RESOLVED, that the Company will correct any deficiency contained in the Schedule 14f-1, attached hereto as Exhibit B, as to which it has knowledge, and mail the corrected Schedule 14f-1 to its stockholders and file the corrected Schedule 14f-1 with the Securities and Exchange Commission no later than March 27, 2007.

RESOLVED, that all other actions previously taken in connection with the resolutions described above hereby are ratified and confirmed in all respects and Strauss Zelnick hereby is authorized, in his capacity as non-executive chairman, in the name and on behalf of the Corporation, to take such further actions and to authorize the appropriate persons to execute and deliver such agreements, instruments and documents as they may deem necessary or advisable in order to fully carry out each of the foregoing resolutions.

The actions taken by this Written Consent shall have the same force and effect as if taken by the undersigned at a special meeting of the stockholders duly called and constituted pursuant to the By-laws of the Corporation and the General Corporation Law of the State of Delaware.

This Written Consent is effective as of the date delivered, even though (as described above) certain of the actions may not take place until future dates.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the undersigned has executed this Written Consent on the ____ day of ______, 200_.

[INTERESTED PARTIES]

By:
Name: Title: